GenesisIntermedia.com, Inc.



                                  April 1, 1999


[Name]
[Address]
[Address]
Attn:

         Re:      GenesisIntermedia.com, Inc./[Company Name]

Dear ___________:

         This letter agreement is made with reference to that certain Securities Purchase Agreement (the "Agreement") dated as of _________, 1999 between
_________________,   a  British  Virgin  Islands  company   ("_________"),   and
GenesisIntermedia.com, Inc., a Delaware corporation (the "Company"), pursuant to which the Company (i) offered and sold to __________ [_______] shares of Series A Convertible Preferred Stock of the Company, par value $.001 (the "Preferred Stock"), and warrants to purchase [_____] shares of the common stock of the Company, par value $.001 (the "Warrants"), in consideration of the payment by Codicom to the Company of _________________ United States Dollars (US$_________) (the "Purchase Price") and (ii) agreed to adjust the effective purchase price of shares of the Company's common stock sold to _______________ pursuant to that certain Securities Purchase Agreement dated as of ___________, 1999 (the "Prior Agreement") to equal the purchase price of the shares of common stock underlying the Preferred Stock and the Warrants sold pursuant to the Agreement. This letter agreement confirms the mutual agreement of ____________ and the Company to amend the Agreement as follows (terms used but not defined herein shall have the meanings ascribed to them in the Agreement):

         1. Section 1.1 of the Agreement presently provides for the delivery by ________ of the Purchase Price through the escrow established pursuant to that certain escrow agreement dated as of ______, 1999 between the Company and Citibank, N.A. It is hereby confirmed and agreed that Codicom shall deliver the Purchase Price to the Company through the escrow established pursuant to that certain escrow agreement dated as of ________, 1999 among the Company, ______________ (the "Selling Agent") and Nida & Maloney, P.C. (the "Escrow Agreement"), pursuant to which the Company and the Selling Agent appointed Nida & Maloney, P.C. as escrow agent (the "Escrow Agent"). On the Closing Date of the transaction contemplated by the Agreement the Company shall deliver certificates representing the Preferred Stock and the Warrants to ____________ through the Escrow Agent and __________ shall deliver the Purchase Price to the Company by wire transfer of immediately available funds to the following escrow account:

[Company Name]
April 1, 1999
Page 2


                           ABA #____________
                           Attorney Trust Account
                           Account #____________
                           Attn: _________
                           GenesisIntermedia.com, Inc. - ___________ Transaction

         2. Section 3.3(f) of the Agreement presently provides that the Company shall issue to _________, on the terms and subject to the conditions set forth in Section 1.1 of the Agreement, warrants to purchase _______shares of the common stock of the Company. It is hereby confirmed and agreed that the Company shall issue to ________, on the terms and subject to the conditions set forth in
Section 1.1 of the Agreement, warrants to purchase an additional ______ shares of the common stock of the Company, bringing the aggregate number of shares of common stock of the Company issuable upon exercise of the warrants to ________, in order to effect the adjustment of the purchase price of the shares sold under the Prior Agreement.

         3. It is hereby confirmed and agreed that the Preferred Stock shall be issued on the terms specified in the Certificate of Designation, Rights and Preferences of the Series A Convertible Preferred Stock of GenesisIntermedia.com, Inc. filed with the Delaware Secretary of State on April 1, 1999, attached hereto as Exhibit A.

         Please confirm your agreement to the foregoing by signing a copy of this letter in the space indicated below and returning the same to our office. Please contact me at (818) 464-7270 if you have any questions regarding this matter.


                                 Very truly yours,

                                 GENESISINTERMEDIA.COM, INC.



                                 By:_________________________
                                       Ramy El-Batrawi
                                       Chairman

THE FOREGOING AMENDMENTS TO THE
AGREEMENT ARE CONSENTED AND
AGREED TO BY THE UNDERSIGNED:


By:____________________________
    Name:
    Title:

                      SCHEDULE OF OMITTED LETTER AGREEMENTS

Letter Agreement by and between Codicom Technologies, Ltd. and Registrant dated April 1, 1999.

Letter Agreement by and between Denmore Investments, Ltd. and Registrant dated April 1, 1999.